                                                                                                                        Exhibit  12

                                                            MONSANTO COMPANY
                                              COMPUTATION OF EARNINGS TO FIXED CHARGES(1)
                                                         (Dollars in millions)

                                                         Three                                        Eight
                                                         Months                                       Months
                                                         Ended                                        Ended       Year Ended
                                                        Nov. 30,         Year Ended Aug. 31,          Aug. 31,     Dec. 31,
                                                          2006        2006      2005       2004        2003      2002     2001
                                                          ----        ----      ----       ----        ----      ----     ----
EARNINGS:
       Income (Loss) from Continuing Operations Before
        Income Taxes, MI and Cumulative Effect of
        Accounting Change                                $   97     $1,055     $ 279       $ 403       $ (19)   $ 235    $ 488

       Add:
            Fixed charges                                    41        161       136         112          71      105      147
            Dividends from affiliated companies               -          -         -           -           -        1        1
            Equity affiliate expense -- net                  10         31        31          36          26       43       41
            Amortization of capitalized interest              4         15        15          10           8       10       11
       Less:
            Capitalized interest                             (3)        (9)       (6)         (7)         (4)      (8)     (30)
                                                         -------    -------    ------      ------      ------   ------    -----
       Earnings available for fixed charges              $  149     $1,253     $ 455       $ 554       $  82    $ 386    $ 658
                                                         =======    =======    ======      ======      ======   ======   ======

FIXED CHARGES:
            Interest expense(2)                          $   33     $  134     $ 115       $  91       $  57    $  81    $  99
            Capitalized interest                              3          9         6           7           4        8       30
            Portion of rents representative of
             interest factor                                  5         18        15          14          10       16       18
                                                         ------     ------     ------      ------      -------- ------   ------
       Total Fixed Charges                               $   41     $  161     $ 136       $ 112       $  71    $ 105    $ 147
                                                         ======     ======     ======      ======      ======   ======   ======

Ratio of Earnings to Fixed Charges                        3.63        7.78      3.35        4.95        1.15     3.68     4.48
                                                         ======     ======     ======      ======      ======   ======   ======


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(1) Monsanto has not paid any preference security dividends and, therefore, has not included the ratio of combined fixed charges and preference security dividends to earnings for the relevant periods.

(2) Includes amortization of deferred debt issuance costs.